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                                                                    EXHIBIT 99.1

                             THE ENSTAR GROUP, INC.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Section 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. The Enstar Group, Inc. ("Enstar" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Enstar. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Enstar undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Enstar provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:

RECENT ACQUISITION; UNCERTAINTY OF ACQUISITION TARGET; COMPETITION FOR SUITABLE ACQUISITIONS

     In July 2000, the Company, through B.H. Acquisition Limited ("B.H. Acquisition"), a joint venture, acquired two reinsurance companies of Petrofina S.A., a subsidiary of TotalFina Elf S.A. The reinsurance companies, Brittany Insurance Company, Ltd. ("Brittany"), incorporated under the laws of Bermuda, and Compagnie Europeenne d'Assurances Industrielles S.A. ("CEAI"), a Belgian corporation, were purchased by B.H. Acquisition for $28.5 million. In exchange for a capital contribution of approximately $9.6 million, including approximately $200,000 for expenses and working capital, the Company received 50% of the voting stock and a 33% economic interest in B.H. Acquisition. Brittany and CEAI are principally engaged in the active management of books of reinsurance business from the international markets. There can be no assurance that Brittany and CEAI or any other operating business that the Company may acquire in the future will bring value to the Company's shareholders.

     In terms of the Company's on-going search for one or more suitable operating businesses, the business of any future acquisition target may be subject to numerous, unpredictable risks. By way of example only, the acquisition target may be subject to government regulation, or dependent upon new technology or new product development. In sum, there can be no assurance that the Company will make any acquisition that will prove financially advantageous to the Company's shareholders.

     The Company faces intense competition in its search for one or more operating businesses. The Company competes with strategic and financial buyers and others looking to acquire suitable operating businesses, who have greater financial resources and greater flexibility in structuring acquisition transactions or strategic relationships than the Company.
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NO RECENT OPERATING HISTORY; BLIND POOL INVESTMENT

     The Company filed for protection under Chapter 11 of the United States Bankruptcy Code on May 31, 1991 and operated as a reorganized debtor pursuant to its Second Amended Plan of Reorganization, as modified until July 17, 1997 when the United States Bankruptcy Court for the Middle District of Alabama closed the Company's Chapter 11 proceedings by final order.

     Because the Company has only recently acquired an operating business, the Company does not have any significant operating history on which to base its performance or its prospects. The executive officers and Board of Directors will select future acquisitions for the Company. For certain acquisitions no shareholder approval will be necessary. Thus, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their beginning stages of development.

SUBSTANTIAL CHANGE IN THE NATURE OF THE COMPANY'S BUSINESS

     The Company's long term viability, profitability and growth depend on its ability to successfully realize the plans of the Company's management and Board of Directors. The magnitude of the changes in the Company that have occurred since its emergence from bankruptcy make it difficult to evaluate its future prospects on the basis of historical information relating to the Company. In addition, significant challenges are often encountered in attempting to build a business upon emerging from bankruptcy.

DEPENDENCE ON EXECUTIVE OFFICERS AND DIRECTORS

     The success of the Company is highly dependent on the ability of Nimrod T. Frazer, the Company's Chairman, President and Chief Executive Officer, and the other executive officers and directors of the Company to identify and consummate an acquisition on favorable terms. Effective December 1, 1998, J. Christopher Flowers became Vice Chairman of the Board of Directors. Additionally, on March 2, 2000, John J. Oros was named Executive Vice President and elected as a director of the Company. The Company believes Mr. Flowers and Mr. Oros' extensive business and financial talent and experience greatly enhance the Company's ability to locate an operating business.

     The identification of attractive business opportunities is difficult and involves a high degree of uncertainty. There can be no assurance that the Company's Board of Directors or management will be successful in identifying attractive business opportunities or successfully consummating any transactions.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price for the Company's common stock may fluctuate substantially due to the following factors:

     - announcements with respect to an acquisition;

     - changes in the value of the Company's assets;

     - quarterly operating results of the Company;

     - changes in general conditions in the economy;

     - the financial markets; and

     - adverse press or news announcements.

     In addition, from time to time the stock market experiences significant price and volume fluctuations. This volatility affects the market prices of securities issued by many companies for reasons unrelated to their operating performance.

INVESTMENT COMPANY ACT OF 1940

     As a result of the Company's Second Amended Plan of Reorganization, as modified, the Company held shares of First Union common stock as its primary asset for a period of time longer than the twelve months
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ending March 27, 1998, and may have been required to register as an investment company under the Investment Company Act of 1940 (the "1940 Act"). Registration under the 1940 Act would subject the Company to many constraints not incurred by most operating companies. On March 19, 1998, the Company filed an application with the Securities and Exchange Commission (the "SEC") requesting a two year exemption from registration under the 1940 Act. In April 1998, the Company received initial comments on the original application from the staff of the SEC and filed an amended application on May 22, 1998. While the amended application was still pending, the Company liquidated all of its First Union common stock and is generally holding the proceeds in cash, cash equivalents and short-term certificates of deposit. Accordingly, the Company believes that its status as an inadvertent investment company has been effectively resolved. In the event the Company again holds securities as its primary asset, then it may be required to register under the 1940 Act. If the Company were required to register under the 1940 Act, registration could have material adverse consequences on the Company's operations. The 1940 Act imposes, among other things, significant restrictions and requirements on an investment company's capital structure, the composition and duties of its board of directors, the custody of its assets, the declaration of dividends, and transactions with its affiliated persons.

GENERAL ECONOMIC RISKS AND BUSINESS CYCLES

     Acquisitions are affected by the current economic conditions and the business cycle. There can be no assurance that the economic conditions or status of the business cycle will be favorable.

RISK OF NO DIVERSIFICATION

     The Company does not plan to diversify across several industries. In fact, the Company may decide to acquire one or more businesses operating in a single industry.

FINANCING LIMITATIONS

     The Company may be outbid by another company with respect to any given acquisition and there may be certain financing contingencies that will restrict the ability of the Company to make a given acquisition.

ANTITAKEOVER PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain provisions that may discourage other persons from attempting to acquire control of the Company. One such provision involves procedural requirements in connection with shareholder nominations for election of directors. The Company has also elected to be subject to certain provisions of the Georgia Business Corporation Code and has adopted a share purchase rights plan. The market price of the Company's common stock may be affected by the forgoing provisions and agreements which inhibit or discourage take-over attempts.

TAX CONSIDERATIONS

     The Company has claimed total deductions for net operating loss carryforwards ("NOLs") of approximately $47.4 million on its federal income tax returns for its taxable years ended August 31, 1997, 1998 and 1999. The Company has remaining NOLs of approximately $47.2 million that may be deductible in future taxable years (subject to applicable limitations under the Internal Revenue Code). Although the Company believes that it is entitled to the deductions for NOLs that it has claimed on its federal income tax returns for the taxable years ended August 31, 1997, 1998 and 1999, there can be no assurance that the Internal Revenue Service will not challenge the Company's position or as to the result of any such challenge. Further, there can be no assurance that the Company will be able to deduct the remainder of its NOLs for federal income tax purposes in future taxable years.

INVESTMENTS

     On July 3, 2000, the Company, through a joint venture, acquired two reinsurance companies of Petrofina S.A., a subsidiary of TotalFina Elf S.A. The two companies are principally engaged in the active management
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of books of reinsurance business from the international markets. There can be no assurance that this acquisition will be financially advantageous to the Company.

     In November 1998, the Company purchased $950,000 of membership units of B-Line LLC ("B-Line"), a privately owned company that provides services to credit card issuers and other holders of similar receivables. B-Line also purchases credit card receivables and recovers payments on these accounts. There can be no assurance that this acquisition will be financially advantageous for the Company.

     This Safe Harbor Statement supersedes the Safe Harbor Statement filed as
Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000.

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